                                                                   Exhibit 10.14

                                 March 6, 1998

Mr. Steven Sherwood
Clayton, Williams &. Sherwood, Inc.
800 Newport Center Drive, Suite 400
Newport Beach, CA

Dear Steven:

          Re: Development Opportunities

     CWS COMMUNITIES LP, a Delaware Limited partnership. (the "Company), has been formed for the purpose of acquiring, developing and owning manufactured home communities. Concurrently herewith, you have contributed certain assets to the Company or its subsidiaries pursuant to a Contribution Agreement dated as of March 4, 1998 relating to CWS Communities Trust (the "Contribution Agreement), and the Company has acquired or entered into contracts to acquire certain manufactured housing communities owned by partnerships in which you have interests. In addition, you have identified potential opportunities for the Company (each a "Development Opportunity") with respect to development and ownership of the following proposed manufactured home communities (each a "Proposed Community"):

Palm Valley No. 2   3700 Palm Valley Circle, Oviedo, FL
Dessau No.2         508 E. Howard Lane, Austin, TX
North San Antonio   (aka Falcon Bluff) SW, corner of intersection of
                    interstate Hwy 35 and Weiderstein Rd., Guadalupe County. TX
                    (a/ka Marback Oaks) S side of Marback Rd, approximately 2
San Antonio West    miles W of intersection of Interstate Hwy 410 and Marback Rd
                    Bexar Co., Texas

     This letter sets forth certain agreements between the Company and you which will govern in the event that the Company elects, in its sole discretion, to pursue a Development Opportunity.

     1. Review Period. The Company shall have a period of 45 days in which to evaluate a Development Opportunity after your submission of a preliminary investment memo and all required supporting information with respect to such Development Opportunity in accordance with the Company's Standard investment committee procedures and requirements. If the Company does not notify you in writing within such period of its interest in pursuing such Development Opportunity or does not acquire the applicable project within 45 days after giving such notice, subject to extension for so long as the Company is negotiating a Purchase Contract or assumption thereof in good faith with any third party seller or if the conditions precedent to closing there under have not been satisfied, the Company shall be deemed to have elected not to pursue such Development Opportunity and nothing herein or in that certain Noncompetition and Confidentiality Agreement, dated the date hereof, between you and CWS Communities Trust shall be deemed to prohibit or restrict you from pursuing such Development Opportunity yourself nor shall pursuing such Development Opportunity be deemed to be a breach of any duty that you owe to the CWS Communities Trust by reason of being an employee or trustee of CWS Communities Trust.

     2. Funding of Costs. The Company will not be required to advance any costs with respect to a Development Opportunity until the Company has entered into (or assumed with the consent of the seller) an agreement ("Purchase Contract") either with the owner thereof to purchase the land upon which the Proposed Community will be developed, or with such Owner or another party to jointly develop such land. Prior to such time, pursuit of such Development Opportunity shall be at your expense. At closing of the purchase by the Company of any such land, the Company will reimburse you for out-of-pocket expenses incurred by you in pursuing such Development Opportunity, subject to any mutually agreed pre-development expense budget.

     3. Contract Conditions. The purchase price and terms and conditions of any Purchase Contract must be satisfactory to the Company in its sole discretion. Generally, the Company will not "go hard" with respect to any Proposed Community until due diligence has been completed and entitlements have been obtained.

     4. Dessau. (a) With respect to Dessau No. 2, to the extent that the purchase price payable by the Company for the undeveloped land is less than the product of $3,500 and the number of projected spaces to be developed on the land, the Company will pay the balance to you for the value of the opportunities provided upon the later of (i) closing or (ii) satisfaction of the Development Approvals Contingency (defined below).

          (b) The parties contemplate that development of Dessau No. 2 will include creation of an outlot parcel to be sold at a future date to a commercial or retail user or developer. The Company agrees to use commercially reasonable efforts to cause such outlot to be created as a separate legal lot. In the event that such outlot parcel is created and sold by the Company, upon sale thereof the Company will pay to you an amount equal to 50% of the amount, if any, by which the net sales proceeds received by the Company in consideration for such sale (net of all commissions, adjustments and transaction costs payable by the Company, including reasonable attorney's fees) exceed the Company's Adjusted Cost with respect to such outlot. "Adjusted Cost" means all costs incurred by the Company to create and prepare the outlot parcel for sale, determined in accordance with the Company's standard underwriting and accounting procedures, including imputed interest on Company's capital until sale at the rate of 9% per annum. Adjusted Cost shall include all costs of subdividing the outlot parcel (including legal costs), and any costs of infrastructure, landscaping or other improvements made solely for the benefit of the outlot parcel. Adjusted Costs shall not include any costs of utilities, infrastructure, landscaping and other improvements which benefit both the outlot parcel and the Proposed Community, any costs of acquisition of the Dessau II land or any costs associated with use of the outlot parcel prior to sale for purposes solely related to the development and marketing of the Proposed Community, such as costs of temporary use of the outlot parcel for installation and display of model homes.

          (c) In the event that such outlot parcel is created but has not been sold by the Company by the date which is 7 years after the closing of the acquisition of the Dessau No. 2 property, you shall have the one time right to receive the payment which would otherwise be payable to you upon sale of the outlot, based upon a deemed sale at its then Fair Market Value, "Fair Market Value" shall mean, the then fair market value of the outlot, taking into account its highest and best use in light of surrounding uses, then applicable market factors and use restrictions under applicable laws and ordinances. Within 30 days after the seventh anniversary of the Company's acquisition of the property, the Company shall notify you in writing (a "Valuation Notice") of its proposal as to Fair Market Value of the outlot, which value shall be determined in the Company's reasonable discretion. If you dispute the Company's proposed value, you must so notify the Company in writing within 10 days after your receipt of the Valuation Notice. Failure to respond within such 10-day period shall constitute your acceptance of such Fair Market Value. If you object to The Company's proposed value (or following written notice from you if the Company fails to deliver the Valuation Notice within the time required), the Company will endeavor, in good faith, to reach agreement with you as to Fair Market Value. If the parties acting in good faith cannot agree upon Fair Market Value within 30 days after your notice that you dispute the Company's proposed value (or your notice that the Company has failed to give the Valuation Notice, as applicable), either party may invoke the appraisal procedure provided in subparagraph (d) below to determine Fair Market Value. Upon determination of Fair Market Value either as provided above or pursuant to paragraph (d), you must elect either to (i) receive payment as provided in this paragraph based upon such Fair Market Value, or (ii) waive your rights to payment under this paragraph (but in such event your right to receive payment under subparagraph
(b) if and when the outlot is sold shall continue.) At any time after determination of Fair Market Value hereunder, the Company may request by written notice that you make such election, and your failure to respond in writing within 10 days after such written request from the Company shall be deemed to be an election to waive your rights to payment under this paragraph (c).

          (d) Either party may elect to cause the outlot to be appraised as provided herein by sending written notice to the other party within 5 days after the 30-day negotiating period provided in Paragraph (c). The appraisal shall be performed by a commercial real estate appraiser with experience in the Austin, Texas market, mutually satisfactory to both parties. If the parties are not able to agree upon an appraiser within 15 days after invocation of this appraisal procedure, then either party may propose a list of no less than three such appraisers acceptable to it, and the other party shall select an appraiser from such list. If the parties fail to agree upon an appraiser within 30 days after invocation of these appraisal procedures than the appraiser shall be selected in accordance with the commercial arbitration rules of the American Arbitration Association. Upon selection of the appraiser, each party shall submit to the appraiser its proposal as to Fair Market Value. The appraiser shall select from the two proposed values the one which the appraiser believes is most reflective of the fair market value of the property. The appraiser must choose between the two proposals and may not compromise between the two or select some other amount. The cost of the appraisal shall be paid by the Company if the appraiser chooses your proposal, and you shall pay the cost of the appraisal if the appraiser chooses the Company's proposal.

          (e) If the Development Approvals Contingency is not satisfied and the Company does not proceed with development of the Proposed Community, no payment shall be due with respect to Dessau No. 2 under Paragraphs 4(a), 4(b) or 7. In such event, the Company shall use reasonable efforts to sell the Dessau No. 2 Land for a commercially reasonable market price, provided that such sale may be contingent upon the Company's ability to exchange the property through a 1031 exchange. Upon such sale or exchange, the Company shall pay to you an amount equal to 50% of the amount, if any, by which the net proceeds received by the Company in consideration for such sale (net of all commissions, adjustments and transaction costs payable by the Company, including reasonable attorney's fees) exceed the Company's Total Cost with respect to the Dessau No. 2 Land. "Total Cost" means all costs incurred by the Company in connection with (i) the acquisition of the property; (ii) the effort to obtain Development Approvals;
(iii) the ownership of the property, including real estate taxes and insurance costs; and (iv) preparation of the property for sale. Total Cost shall be determined in accordance with the Company's standard underwriting and accounting procedures, and shall include imputed interest on Company capital until sale at the rate of 9% per annum. In the event that portions of the property are sold in separate transactions, the provisions of this subparagraph shall apply with respect to each such sale, and for purposes of determining the amount payable to you in connection with each sale, Total Cost shall be allocated pro rata based on acreage.

          (f) As used in this Paragraph 4, "Development Approvals" means all necessary governmental and private approvals and permits required in connection with the development on the Dessau No. 2 property of a manufactured home community having not less than 300 lots or pad sites, or such lesser number as the Company's investment committee may approve, (the "Proposed Project); excluding building permits but including each of the following: a site development permit; all state and local governmental approvals necessary to permit extension of water and sanitary sewer services to the Dessau No. 2 property in sufficient capacity to serve the proposed community; and to the extent required by the City of Austin, final zoning, platting, and signage approvals. As used in this Paragraph 4, "Development Approvals Contingency" means (i) receipt of all Development Approvals, without conditions or restrictions (including the payment of assessments or the posting of security) that render the Proposed Project unacceptable to Operating Partnership, as determined by Operating Partnership in its sole discretion, and (ii) expiration of all appeal periods with respect to the Development Approvals without any appeal having been filed or, if filed, such appeal shall have been resolved to the satisfaction of Purchaser.

     5. Palm Valley. With respect to Palm Valley No. 2, to the extent that the purchase price payable by the Company for the undeveloped land is less than the product of $10,000 and the number of projected spaces to be developed on the land, the Company will pay the balance to you at closing as a fee. In addition, to the extent the Company adds spaces at Palm Valley No. 1 on land made available for such purpose as a result of reconfiguring the sewer system at Palm Valley No. 1 to make use of components at Palm Valley No. 2, up to a maximum of 20 of such added lots will be deemed to be part of Palm Valley No. 2 for purposes of the calculating (i) the payment due to you at closing as provided above and (ii) the earnout payable at stabilization as provided below.

     6. San Antonio West. This Proposed Community may be developed in multiple phases, with a total of approximately 700 to 800 spaces, assuming that all phases are purchased and developed by the Company. A portion of the site is now owned by Sherwood Newport Capital Group, a company in which you are the principal ("SNCG"). SNCG has contractual rights to acquire the balance of the site. The Company understands that if the Company proceeds with this Proposed Community, it is your intention to retain approximately 20 acres of the land now owned by SNCG for commercial development and to transfer the balance of SNCG's land and option rights to the Company through a merger. The following provisions shall apply with respect to San Antonio West:

     (i) The purchase price or contribution value for each phase will be $3,250.00 per projected pad site (whether single wide or double wide); provided that as to any phases which have not yet been acquired, such price will be increased by 3 1/2% per annum commencing on March 1, 1999 and on each March 1st thereafter. If the Company purchases any of the option property directly from the owner thereof, to the extent that the purchase price payable by the Company for the undeveloped land is less than the product of the price per pad stated above and the number of projected pad sites to be developed on such land, the Company will pay the balance to you at closing for the value of the opportunities provided.

     (ii) The phase I and II land will be acquired at the same time. The Company will have a 48 month option to purchase the remaining phases commencing upon closing of the acquisition of phases I and II. To the extent permitted by the terms of the option, the Company may purchase the remainder of the property in up to 3 additional phases (phases III, IV and V); provided that upon purchase of Phase III the option shall become an a purchase agreement with respect to phases IV and V (meaning that the Company shall be obligated thereafter to proceed with the purchase of phases IV and V, subject to such closing conditions as may be agreed upon prior to closing of phase III).

     (iii) It shall be a condition to this transaction that we have agreed upon a value for the infrastructure improvements already in place on the land, and an allocation of such value to each phase which includes any such improvements. The agreed value of improvements on any phase shall be paid to you at the closing of acquisition of such phase. Until closing of the applicable phase, such agreed amount will be increased by 3 1/2% per annum commencing on March 1, 1999 and on each March 1st thereafter.

     (iv) The earnout will be calculated for each phase (for such purposes phase 1 and 2 are treated as one phase) and when all phases have been developed and the final earnout is triggered, for all phases taken as a whole. The earnout provisions shall be triggered upon reaching 95% aggregate actual occupancy for all previous phases taken as a whole (including the phase for which the earnout is being calculated). When the earnout is calculated for each phase, revenues will be based upon gross potential revenue at 95% economic occupancy in such phase at the then current average revenue rate per occupied pad, and operating expenses will be based upon then current average operating expenses per pad (occupied or unoccupied) for the entire community. Any Project Costs which cannot be specifically allocated to a particular phase shall be allocated based on the average of such total costs per developed pad site (including unoccupied sites), multiplied by the total number of pads within the applicable phase. When 95% aggregate actual occupancy has been achieved for all phases, taken as a whole, a final earnout calculation and payment shall be made with respect to all phases taken as a whole. Revenues for all previous phases for purpose of the final earnout payment shall be the sum of the revenues used in the original calculation, (i.e., revenues will not be current revenues) and revenues for the final phase shall be calculated at the then current average revenue rate per occupied pad. Operating expenses for the final calculation will be the then current average operating expenses per pad (occupied or unoccupied) for the entire community. The final payment shall equal the excess of the calculation for the phases taken as a whole over the sum of all previous earnout payments.

     7. Earnout. For each Proposed Community acquired and developed by the Company, in consideration for your efforts to pursue such Development Opportunity and obtain entitlements therefore, the Company will pay you an earnout fee upon Stabilization equal to 50% of the amount, if any, by which Stabilized NOI, capitalized at 9%, exceeds Total Project Cost. As used in this letter, the following terms shall have the meanings set forth below:

          "Stabilization" means the earlier of (i) the date upon which the Proposed Community reaches 95% occupancy, or (ii) the date which is 5 years after acquisition of the site (4 years in the case of Palm Valley No. 2).

          "Stabilized NOI" means a static measurement of annual net operating income at Stabilization based upon annualized revenues from leases in place at Stabilization (including both rent and service income) less total estimated annual operating expenses not recoverable from tenants, including the following:

          (i) an assumed annual management fee equal to 3% of gross revenues plus reimbursables (since the Company will self-manage its properties);

          (ii) tenant incentive expenses based on an assumed turn-over rate of 10% per year and an annualized average of move-in incentives per pad site based upon the incentives actually paid or credited to tenants or dealers during the 6 months preceding Stabilization;

          (iii) marketing and advertising expenses but not to exceed $400 per month; and

          (iv) annual real estate taxes and assessments for the Proposed Community based on the most recent assessed values and levy rates.

     Estimated annual operating expenses shall not include costs of any employees other than those employed from and after Stabilization for on-going management, maintenance and leasing. For purposes hereof, utility and other expenses shall not be included in annual operating expenses to the extent that such expenses are paid by tenants, and collections from tenants for such pass-through expenses shall not be included in revenues. Stabilized NOI shall be calculated by multiplying such annualized revenues and expenses for the first month following Stabilization by 12.

          "Total Project Cost" means the total costs incurred by the Company to acquire and develop the Proposed Community, determined in accordance with the Company's standard underwriting and accounting procedures, including imputed interest on Company capital until Stabilization at the rate of 9% per annum, and an allocations of 1% of the Total Project Cost for overhead and administrative costs. Imputed interest will be reduced by the net operating income of the Proposed Community for the period over which imputed interest is calculated.

For purposes of calculating your earn-out under the first sentence of this paragraph 5, if the Proposed Community is owned in a joint venture or partnership with unrelated parties, Stabilized NOI shall be adjusted to include only the portion thereof distributable to the Company in the ordinary course in any year (taking into account the annualized effect of any preferences) and Total Project Cost shall be the portion of such costs contributed or incurred by the Company.

     8. Payment in Units/shares. You may elect to receive any of the: amounts due hereunder with respect to any Proposed Community in the form of Units in the Company or shares (as applicable at the time) in exchange for contribution by you of your property or contract rights with respect to such Proposed Community; provided that you must make such election with respect to any Proposed Community prior to execution of definitive agreements by the Company with respect to acquisition of such Proposed Community. Units/shares to be paid at closing (or upon receipt of Development Approvals, as applicable) with respect to Dessau No. 2 and phases I and II of San Antonio West will be valued at $10.00 per Unit/share. In all other cases (including payments at stabilization of Dessau No. 2 and San Antonio West phases I and II, and payment upon sale of an outlot parcel or undeveloped land at Dessau No.2, if any), Units/shares will be valued at the "Current Fair Market Value" (as defined in the Sherwood Loan Agreement referred to in the Contribution Agreement) as applicable at (i) the closing date of the acquisition by the Company of a Proposed Community, in the case of amounts payable to you at such acquisition, or (ii) at the Stabilization Date in the case of earnout amounts payable to you at Stabilization of a Proposed Community or phase, as applicable. Any Units/shares issued pursuant to this Agreement shall not be deemed to have been issued pursuant to the Contribution Agreement. The put option set forth in the Shareholders Agreement referred to in the Contribution Agreement shall not apply with respect to any Units/shares issued to you pursuant to this Agreement. You may elect to contribute your interests with respect to any Development Opportunity through the Steven Sherwood Trust, established September 8, 1994, or through any other entity in which you have an interest and which is a limited partner of the Company or which satisfies the requirements for admission as a limited partner pursuant to the provisions of the agreement of limited partnership of the Company. In such event, any units to which you are entitled hereunder with respect to such contribution shall be issued to such contributing entity.

     9. Entire Agreement. This letter constitutes the complete agreement of the parties with respect to the subject matter hereof. Nothing in this letter shall be deemed to create any obligation or agreement with respect to any manufactured home communities or other properties other than the Development Opportunities expressly described in this letter.

     10. Execution in Counterparts and by Facsimile. This letter may be executed in multiple counterparts and by each party on separate counterparts, and all such counterparts shall constitute one and the same instrument. To facilitate execution of this letter, the parties may deliver signature pages by facsimile transmission and such facsimile signature pages shall have the same force and effect as an original.

                         [Signatures on following page]

     If the terms of this letter are acceptable, please sign in the space provided below.

                                     Sincerely,

                                     CWS Communities LP

                                     By: CWS Communities Trust
                                         a Maryland real estate investment trust
                                         its general partner


                                         By:
                                             -----------------------------------

                                         Name:

                                         Title:

Accepted and agreed to:


/s/ Steven J Sherwood
---------------------------
Steven J. Sherwood

                                December 8, 2002

Mr. Steven Sherwood
Clayton, Williams & Sherwood, Inc.
800 Newport Center Drive, Suite 400
Newport Beach, California 92660

     Re: Amendment to Development Opportunities Letter Dated March 6, 1998

Dear Steven:

     This letter amends that letter dated March 6, 1998 between us related to development opportunities as follows. The initially capitalized terms used here shall have the same definitions as in the March 6, 1998 letter. The reference to paragraph numbers are to those in the March 6, 1998 letter.

     The Development Approvals Contingency has been satisfied with respect to the property known as Dessau No. 2. The Company shall have discretion to determine if, and when, Dessau No. 2 is to be developed or marketed for sale and, in connection therewith, whether to create the outlet parcel, as referred to therein as a separate legal lot. If the outlet parcel is created and sold to a commercial or retail user, then you will be paid with respect to the outlet parcel in accordance with paragraph 4(b), and if it is created but not sold, then you will be paid according to paragraph 4(c) [however, the 7 year period referred to therein as ending after the closing of the acquisition of Dessau No. 2 shall instead be the 7 year period ending after the commencement of the development of Dessau No. 2. The obligations of the Company under paragraphs 4(e) and 7 shall likewise, remain in effect subject to the amendment to the definition of the term, "Stabilization", which for purposes of Dessau No. 2 only is amended to mean the earlier of (i) the date upon which Dessau No. 2 reaches 95% occupancy or (ii) the date which is five years after commencement of development of Dessau No. 2.

                                    Sincerely,

                                    CWS COMMUNITIES LP


                                    By: CWS COMMUNITIES TRUST,
                                        a Maryland real estate Investment trust,
                                        its general partner


                                    By:
                                        ----------------------------------------
                                    Name:
                                    Title:

                               HOLDBACK AGREEMENT
                                  (PALM VALLEY)

     This Holdback Agreement (this "Agreement") is entered into as of August 30, 1999 by and between Alafaya Palm Valley Associates. Ltd., a California limited partnership ("Owner") and CWS Communities LP, a Delaware limited partnership ("Operating Partnership"). .

                                    RECITALS

     A. Owner and Operating Partnership have heretofore entered into that certain Real Estate Exchange and Contribution Agreement (Palm Valley) dated as of March 6, 1998, and subsequently amended (as so amended, the "Exchange Agreement"), regarding the exchange and contribution of a certain manufactured home community commonly known as Palm Valley located on parcel(s) of real property (collectively, the "Real Property") in Oviedo, Florida, which Real Property together with all improvements thereon and other rights, benefits, privileges, easements and appurtenances thereon or in any way appertaining is defined in the Agreement at the "Property".

     B. The Property is served by a private sewer treatment plant (the "Plant"). Certain modifications are required with respect to the Plant in order to bring the effluent disposal system of the Plant into compliance with requirements of the State of Florida.

     C. The Property is subject to existing mortgage financing (the "Loan") which will be assumed by Operating Partnership as provided in the Agreement. As a condition to such assumption, the holder of the Loan requires that funds be escrowed (the "Escrow") with Lender or its agent ("Agent") to cover the cost of the Disposal System Modifications.

     NOW, THEREFORE, in consideration of the mutual covenants and benefits herein contained and for ten dollars and other good and valuable consideration, the parties hereto agree as follows:

     1. Defined terms used in this Agreement shall have the same meanings as set forth in the Exchange Agreement, except as specifically defined in this Agreement or if context clearly indicates a different meaning is intended. '

     2. As used herein, "Disposal System Costs'" means the costs of modifications to the Plant's disposal system to the extent required to satisfy the State of Florida including engineering fees and costs, costs imposed by the State in connection therewith for inspections, plans review, permits or other items, and the cost of modifying the effluent disposal system and expanding the leach fields to satisfy the State's requirements. Disposal System Costs shall not include any costs of expanding the capacity of the Plant to serve additional phases. In addition, in the event of any such expansion, any Disposal System Costs which are for the benefit of both the existing Property and such additional phases shall be allocated pro rata to the Property in the proportion that the number of pad sites in the existing Property bears to the total number of pad sites in both the existing Property and such expansion phases. Operating Partnership agrees to consult with Steven Sherwood, as the representative of Owner, with respect to the proposed disposal system modifications and Disposal System Costs shall be subject to the reasonable approval of Steven Sherwood on behalf of the Owner.

     3. Owner and Operating Partnership hereby agree (a) that the Contribution Value under the Exchange Agreement shall be reduced by the sum of $150,000, in partial compensation to Operating Partnership for the Property's pro rata share of Disposal System Costs; and (b) the additional sum of $150,000 shall be held back from the proceeds due to Owner at Closing and deposited into escrow with

Agent in accordance with a separate escrow agreement between Agent and Operating Partnership. To the extent that Agent requires that funds be escrowed in excess of $150,000, such funds shall be deposited by Operating Partnership.

     4. The first $150,000 of the Property's pro rata share of Disposal System Costs shall be paid from funds provided by Operating Partnership, due to the reduction of the Contribution Value hereunder. Owner's funds in the escrow shall be applied to pay and reimburse the Property's pro rata share of Disposal System Costs after the first $150,000 of such pro rata costs. Any interest earned on the funds in the Escrow shall be allocated in accordance with the deemed balances of Owner's and Operating Partnership's portions of the funds, as provided herein.

     5. To the extent that the Property's pro rata share of Disposal System Costs is less than $300,000 after completion of the modifications and acceptance of such modifications by all applicable governmental agencies and by Agent, then Owner shall be entitled to a refund from the escrow in the amount of such difference and Operating Partnership shall cause such amount to be released to Owner from the escrow or shall otherwise pay such amount to Owner.

     6. Except for reduction of the Contribution Value and payment of costs from Owner's funds to the extent provided herein, Owner shall have no obligation or liability to Operating Partnership with respect to the Plant or the Disposal System Costs, and Operating Partnership hereby waives and releases any such other obligation or claim.

     7. If any suit is filed to enforce the terms hereof, the prevailing party shall be entitled to recover all reasonable attorney's fees incurred.

     8. This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

     9. This Agreement may be executed in any number of counterparts, and by each party hereto on separate counterparts, and all such counterparts shall together constitute one and the same instrument.

                               [Signatures follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment on the day and year first above written.

                                    OWNER

                                    ALAFAYA PALM VALLEY ASSOCIATES, LTD.
                                    a California limited partnership


                                    By: Clayton, Williams & Sherwood Financial
                                    Group 81, a California corporation,
                                    its general partner


                                    By: /s/ Steven J. Sherwood
                                        ----------------------------------------
                                    Name: Steven J. Sherwood

                                    Title: CFO/Secretary


                                    OPERATING PARTNERSHIP:

                                    CWS COMMUNITIES LP, a Deleware limited
                                    partnership


                                    By: CWS Communities Trust, a Maryland real
                                    estate investment trust, its general partner


                                    By: /s/ Donald Myers
                                        ----------------------------------------
                                    Donald Myers, Senior Vice President

                                September 1, 2000

Mr. Steven J. Sherwood
Clayton, Williams & Sherwood, Inc.
800 Newport Center Drive, Suite 400
Newport Beach, CA

Dear Steve:

         Re: Development Opportunities Letter Agreement dated March 6. 1998
             --------------------------------------------------------------

         Reference is made to the letter agreement regarding Development Opportunities between CWS COMMUNITIES LP, a Delaware limited partnership, (the "Company") and Steven Sherwood (the "Development Opportunities Agreement") (copy attached as Exhibit A). Reference is also made to the Holdback Agreement (Palm Valley) entered into between the Company and Alafaya Palm Valley Associates, Ltd. ("Seller"), dated as of August 30, 1999 (the "Sewer Holdback Agreement") (copy attached as Exhibit B).

         We have agreed to modify the terms of the Development Opportunities Agreement with respect to Palm Valley No. 2 as follows:

1. The payment to be made pursuant to the first sentence of Paragraph 5 of the Development Opportunities Agreement shall be paid 1/2 at closing and the balance shall be deferred as provided below. Accordingly, the first sentence of such Paragraph 5 is modified to read:

                  "With respect to Palm Valley No. 2, to the extent that the purchase price payable by the Company for the undeveloped land is less than the product of $10,000 and the number of projected spaces to be developed on the land, the Company will pay the difference to you as a fee as follows: (a) 1/2 at closing; (b) 1/4 on the date which is 42 months after closing (assuming that the balance has not been paid earlier as provided in below); and (c) the remaining balance (either 1/2 or 1/4 as applicable) upon receipt by the Company of total net operating income from Palm Valley No. 2 constituting a 9% annual return on Total Project Cost for Palm Valley No. 2 (the "Payment Condition")."

2. For purposes of determining whether the Payment Condition has been met (but not for purposes of calculating the earnout fee under paragraph 7 of the Development Opportunities Agreement):

         (a) The parties agree to use a deemed operating expense ratio of 23.7%. Thus for such calculation only, net operating income for Palm Valley No. 2 shall be deemed to be 76.3% of actual gross operating income (but such deemed expense ratio shall not apply for any other purpose under the Development Opportunities Agreement).

         (b) Cost of capital included in Total Project Cost shall be deemed to be 8.5% (instead of 9%) and shall be offset by net operating income received during the lease-up period prior to Stabilization;

         (c) Total Project Cost shall not include the 1% allocation for deemed overhead and administrative expenses; and

         (d) Total Project Cost shall not include any "Disposal System Costs", as such term is defined in the Holdback Agreement.

3. For purposes of calculating the earnout fee with respect to Palm Valley No. 2 under paragraph 7 of

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         the Development Opportunities Agreement, Total Project Cost shall include all "Disposal System Costs" (as defined in the Sewer Holdback Agreement), less the portion of such Disposal System Costs credited against the purchase price for the existing Palm Valley community ($150,000) or funded from the funds held back from the purchase price under the Sewer Holdback Agreement (up to an additional $150,000); provided that the amount of Disposal System Costs included in Total Project Cost (being the portion of such costs in excess of such credit and holdback) shall not exceed $480,000 ($780,000 before application of the credit and holdback). For example, if total Disposal System Costs are $700,000, the amount to be included in Total Project Cost shall be $400,000 ($700,000 - $150,000 credit - $ 150,000 holdback). But if total Disposal System Costs are $800,000, of the $500,000 of such costs in excess of the credit and holdback, only $480,000 shall be included in Total Project Cost.

         Except as modified by this letter, the Development Opportunities Agreement shall remain in full force and effect.

         This letter may be executed in multiple counterparts and by each party on separate counterparts, and all such counterparts shall constitute one and the same instrument. To facilitate execution of this letter, the parties may deliver signature pages by facsimile transmission and such facsimile signature pages shall have the same force and effect as an original.

                         [Signatures on following page}

If the terms of this letter are acceptable, please sign in the space provided below.

                                     Sincerely,

                                     CWS Communities LP

                                     By: CWS Communities Trust
                                         a Maryland real estate investment trust
                                         its general partner


                                         By:     /s/ Teresa L. Corral

                                         Name:   Teresa L. Corral

                                         Title:  Vice President

Accepted and agreed to:

/s/ Steven J Sherwood
----------------------------
Steven J. Sherwood